Exhibit 4.2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MemberShip Interest Purchase Agreement (the ***"Agreement"***) is made and entered into effective as of July 11, 2024, by and between Adia Nutrition, Inc., a Nevada corporation (***"Purchaser"***), and Kevin Masson (***"Masson"***) and Michael Hancock (***"Hancock"***) (Masson and Hancock being referred to collectively as ***"Seller"***), the owners of Biolete, LLC, a Florida limited liability company (***"Acquired Corporation"***). Buyer, Masson and Hancock are the only parties to this Agreement and are collectively referred to herein as the ***"Parties"***, and each a ***"Party"***.

Purchaser will acquire from Seller all of the issued and outstanding membership interests of Acquired Company, in exchange solely for shares of preferred stock of Purchaser (the ***"Purchaser Preferred Stock"***) having the designations, rights and preferences set forth in Exhibit A attached hereto and made a part hereof. Upon the consummation of this Agreement, Acquired Company will become a wholly-owned subsidiary of Purchaser.

In order to consummate this Agreement, Purchaser and Seller, in consideration of the mutual covenants and on the basis of the representations and warranties set forth, agree as follows:

1. Exchange of Securities.

1.01. Transfer of Acquired Company's Membership Interests. Subject to the terms and conditions of this Agreement, each of Masson and Hancock will transfer and deliver to Purchaser, on or before the Closing Date, certificates, or other indicia of ownership, representing 100% of the membership interests (the ***"Acquired Interests"***) of Acquired Company.

1.02. Consideration for Transfer. In exchange for the Acquired Interests of Masson and Hancock pursuant to paragraph 1.01, Purchaser will issue and cause to be delivered to Masson and Hancock, on the Closing Date, a total of 1,750,000 shares of Purchaser Preferred Stock, as follows:

Name	# of Shares of Purchaser Preferred Stock to be Issued
Kevin Masson	875,000 shares
Michael Hancock	875,000 shares
Total Shares to be Issued by Purchaser	1,750,000 shares

1.03. The Closing; Closing Date. Subject to the conditions precedent set forth in this Agreement, and the other obligations of the parties set forth herein, this Agreement shall be consummated at the offices of Acquired Company, on July 11, 2024, at the hour of 2:00 p.m., or at any other place and date as the parties fix by mutual written consent (the ***"Closing"***). Consummation shall include the delivery by Seller of Seller's shares of common stock of Acquired Company, as provided in paragraph 1.01 of this Agreement, and the delivery by Purchaser of the shares of Purchaser Preferred Stock, as provided in paragraph 1.02 of this Agreement. The date of the consummation of this Agreement is referred to as the ***"Closing Date"***.

2. Representations and Warranties of Seller.

Seller represents and warrants, as of the date of this Agreement and as of the Closing Date, as follows:

2.01. Organization and Standing of Acquired Company. Acquired Company is a limited liability company organized, validly existing and in good standing under the laws of the State of Florida, with corporate power to own property and carry on its business as it is now being conducted. True copies of the organizational documents of Acquired Company, as amended to date, are included in Schedule 2.01 attached hereto and made a part hereof and is complete and accurate as of the date of this Agreement. Acquired Company is qualified to transact business as a foreign corporation and is in good standing in all jurisdictions in which it carries on business or in which any of its principal properties are located.

2.02. Subsidiaries. Acquired Company has no subsidiaries.

2.03. Capitalization. All of the Acquired Interests are fully paid and non-assessable. Except as set forth in Schedule 2.03 attached hereto and made a part hereof, there are no outstanding subscriptions, options, contracts, commitments, demands or other agreements of any character under which Acquired Company would be obligated to issue additional membership interests of the Company.

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2.04. Financial Statements. Purchaser acknowledges receipt of Acquired Company's unaudited financial statements, since inception (the ***"Financial Statement Date"***).

2.05. Operations Since Financial Statement Date. Since the Financial Statement Date, Acquired Company has not, and prior to the Closing Date will not have, without written consent to Purchaser:

(a) Except as set forth in Schedule 2.05(a) attached hereto and made a part hereof, issued or sold any stock, bond or other corporate securities;

(b) Except for current liabilities incurred and obligations entered into in the usual and ordinary course of business, incurred any absolute or contingent obligation, including long-term debt;

(c) Except for current liabilities shown on the balance sheet and current liabilities incurred since the Financial Statement Date in the usual and ordinary course of business, discharged or satisfied any lien or encumbrance, or paid any obligation or liability;

(d) Mortgaged, pledged or subjected to lien any of its assets;

(e) Except in the usual and ordinary course of business, sold or transferred any of its tangible assets, or canceled any debts or claims, or waived any rights of substantial value;

(f) Sold, assigned or transferred any patents, formulas, trademarks, trade names, copyrights, licenses, or other intangible assets;

(g) Incurred any materially adverse losses or damage, or become involved in any strikes or other labor disputes; or

(h) Entered into any transaction other than in the usual and ordinary course of business.

2.06. Title to Assets. Acquired Company has good and marketable title to all its assets specified in the Schedule of Assets described in paragraph 2.07; none of such assets is subject to any mortgage, pledge, lien, charge, security interest, encumbrance or restriction.

2.07. Schedule of Assets. Prior to the Closing Date, Acquired Company will have delivered to Purchaser a separate Schedule of Assets, specifically referring to this paragraph, containing a true and complete:

(a) Legal description of all real property owned by Acquired Company and any real property for which Acquired Company has an option to purchase, or holds a leasehold interest;

(b) Aged list of accounts receivable as of the Closing Date;

(c) List of all capitalized machinery, tools, equipment and rolling stock owned by Acquired Company that sets forth any liens, claims, encumbrances, charges, restrictions, covenants and conditions concerning the listed items;

(d) Description of all machinery, tools, equipment and rolling stock in which Acquired Company has a leasehold interest, with a description of each interest;

(e) List of all Internet domain names in which Acquired Company has an interest, ownership or otherwise;

(f) List of all patents, patent licenses, trademarks, trademark registrations, trade names, copyrights, and copyright registrations owned by Acquired Company, including copies thereof; and

(g) List of all fire and other casualty and liability insurance policies of Acquired Company in effect at the time of delivery of such schedule, including copies thereof.

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2.08. **Indebtedness.**

(a) Acquired Company presently has no outstanding indebtedness other than liabilities incurred in the usual and ordinary course of business. Acquired Company is not in default with respect to any terms or conditions of any indebtedness.

(b) Acquired Company has not made any assignment for the benefit of creditors, nor has any involuntary or voluntary petition in bankruptcy been filed by or against Acquired Company.

2.09. **Litigation.**

(a) Acquired Company is not party to, nor has it been threatened with, any litigation or governmental proceeding. Acquired Company is not aware of any facts that might result in any action, suit or other proceeding that would result in any material adverse change in the business or financial condition of Acquired Company.

(b) Acquired Company is not infringing on, or otherwise acting adversely to, any copyrights, trademark rights, patent rights or licenses owned by any other person, and there is no pending claim or threatened action with respect to such rights. Acquired Company is not obligated to make any payments in the form of royalties, fees, or otherwise to any owner or licensor of any patent, trademark, trade name or copyright.

2.10. **Compliance With Law and Other Instruments.** The business operations of Acquired Company have been, and currently are being, conducted in accordance with all applicable laws, rules and regulations of all authorities, including, without limitation, state franchise registration and/or business opportunity laws and regulations, or laws similar thereto. Acquired Company is not in violation of, or in default under, any term or provision of its organizational and governing documents or of any lien, mortgage, lease, agreement, instrument, order, judgment or decree, or any other type of restriction that would prevent consummation of the exchange of securities contemplated by this Agreement.

2.11. **Contractual Obligations.** Except for the contracts listed and described on Schedule 2.11 attached hereto and made a part hereof, Acquired Company is not a party to, or bound by, any written or oral:

(a) Contract not made in the usual and ordinary course of business;

(b) Employment or consultant contract that is not terminable at will without cost or other liability to Acquired Company or any successor;

(c) Contract with any labor union;

(d) Bonus, pension, profit-sharing, retirement, stock option, hospitalization, group insurance or similar plan providing employee benefits;

(e) Any real or personal property lease as lessor;

(f) Advertising contract or contract for public relations services;

(g) Purchase, supply or service contracts in excess of $5,000 each, or in the aggregate of $25,000 for all such contracts;

(h) Deed of trust, mortgage, conditional sales contract, security agreement, pledge agreement, trust receipt or any other agreement subjecting any of the assets or properties of Acquired Company to a lien, encumbrance or other restriction;

(i) Term contract continuing for a period of more than 30 days that is not terminable without liability to Acquired Company or its successors; or

(j) Contract that contains a redetermination of price or similar type of provision.

Acquired Company has performed all obligations required to be performed by it to date and is not in material default under any of the contracts, leases or other arrangements by which it is bound. None of the parties with whom Acquired Company has contractual arrangements are in default of their obligations.

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2.12. Changes in Compensation. Since the Financial Statement Date, Acquired Company has not granted any general pay increase to employees or changed the rate of compensation, commission or bonus payable to any officer, employee, director, agent or shareholder.

2.13. Records. All of the account books, minute books, stock certificate books and stock transfer ledgers of Acquired Company are complete and accurate.

2.14. Taxes. Except as described in Schedule 2.14 attached hereto and made a part hereof, Acquired Company has filed all required income tax returns as of the date of this Agreement. Acquired Company owes no income taxes.

2.15. Full Disclosure. As of the Closing Date, Seller will, and will have caused Acquired Company to, have disclosed all events, conditions and facts materially affecting the business and prospects of Acquired Company. Neither Seller nor Acquired Company has withheld knowledge of any events, conditions and facts that it has reasonable ground to know may materially affect the business and prospects of Acquired Company. None of the representations and warranties made by Seller in this Agreement, or set forth in any other instrument furnished to Purchaser, contain any untrue statement of a material fact, fail to state material facts or fail to state facts necessary to make the statements of fact made not misleading.

2.16. Ownership of Acquired Interests. Each of Masson and Hancock is, on the date of this Agreement, and on the Closing Date will be, the lawful owner of the Acquired Interests that is set forth opposite their respective names in paragraph 1.01 of this Agreement. Each of Masson and Hancock has the legal right and power to sell, assign and transfer the Acquired Interests. The delivery of the Acquired Interests to Purchaser pursuant to the provisions of this Agreement will transfer valid title to the shares free and clear of all liens, encumbrances, claims and other restrictions of any kind.

2.17. Waiver of Preemptive Rights; No Rights of Refusal. Each of Masson and Hancock has waived, and does hereby waive, any preemptive or prescriptive right to purchase any membership interests of Acquired Company that each of Masson and Hancock has or may have had in the past. Neither Masson nor Hancock is subject to a right of first refusal as to his Acquired Interests.

2.18. No Brokers or Finders. All negotiations related to this Agreement on the part of Seller have been accomplished solely by Seller without the assistance of any person employed as a broker or finder. Seller has done anything to give rise to any valid claims against Purchaser or Acquired Company for a brokerage commission, finder's fee or any similar charge.

3. Representations and Warranties of Purchaser.

3.01. Securities Act Disclosure - Information With Respect to Purchaser. Purchaser files annual and other periodic reports with OTC Markets (www.otcmarkets.com). The periodic reports, as filed with the OTC Markets by Purchaser, are incorporated herein by this reference. Purchaser represents and warrants that the information contained in the documents incorporated by reference accurately reflects its business operations and current financial condition.

3.02. Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with corporate power to own property and carry on its business as it is now being conducted.

3.03. Subsidiaries. Purchaser has no subsidiaries nor any interest in any other corporation, firm, partnership or other juridical entity.

3.04. Capitalization. Purchaser has an authorized capitalization of (a) 800,000,000 shares of common stock (nominally referred to in the Company's Articles of Incorporation as "Class A Common Stock," which the Company refers to as "Common Stock"), $.001 par value per share, (b) 100,000,000 shares of Class B Common Stock, $.001 par value per share, and (3) 100,000,000 shares of preferred stock, $.001 par value per share, of which (1) one share is designated Special 2022 Series A Preferred Stock, (2) 10,000,000 shares are designated Series A Preferred Stock and (3) 89,999,999 shares are designated Series C Preferred Stock. As of the date of this Agreement, there were 87,899,861 shares of common stock issued and outstanding; zero shares of Class B Common Stock are issued and outstanding; one share of Special 2022 Series A Preferred Stock issued and outstanding; 10,000,000 shares of Series A Preferred Stock issued and outstanding; and zero shares of Series C Preferred Stock issued and outstanding. Except as set forth in Schedule 3.04 attached hereto and made a part hereof, there are no outstanding options, contracts, calls, commitments or demands relating to the authorized but unissued capital stock of Purchaser.

3.05. Financial Statements. A copy of Purchaser's unaudited financial statements for the period ended March 31, 2024, are available at www.otcmarkets.com and are made a part hereof. The financial statements listed in this paragraph 3.05 present fairly the financial condition of Purchaser as of the date thereof.

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3.06. **Financial Condition Since March 31, 2024.** Since March 31, 2024, Purchaser has not made any transfer of any of its operating assets other than in the ordinary course of business.

3.07. **Title to Assets.** All book assets of Purchaser are in existence and in its possession, are in good condition and repair and conform to all applicable laws, regulations and ordinances. Purchaser has good and marketable title to all of its assets and holds such assets subject to no mortgage, lien or encumbrance.

3.08. **Status of Issued Shares.** The shares of Purchaser Preferred Stock that are to be issued and delivered to Seller pursuant to the terms of this Agreement will be validly authorized and issued, and will be fully paid and non-assessable. No shareholder of Purchaser will have any preemptive right of subscription or purchase with respect to the shares to be issued and delivered.

3.09. **Indebtedness.** Purchaser has no outstanding indebtedness, other than those liabilities described in Schedule 3.09 attached hereto. Except as set forth in Schedule 3.09, Purchaser is not in default with respect to any terms or conditions of any indebtedness.

3.10. **Litigation.** Except as described in Schedule 3.10 attached hereto, Purchaser is not a party to, nor has it been threatened with, any litigation or governmental proceeding that could have a materially adverse affect on the transactions contemplated by this Agreement or on the financial condition of Purchaser.

3.11. **Purchaser's Authority.** The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of Purchaser, in accordance with its terms. No provision of the Purchaser's Article of Incorporation, Bylaws, minutes, share certificates or contracts prevents Purchaser from delivering good title to the Purchaser Preferred Stock in the manner contemplated by this Agreement.

3.12. **Brokers and Finders.** All negotiations on the part of the Purchaser related to this Agreement have been accomplished solely by the Purchaser without the assistance of any person employed as a broker or finder. The Purchaser has done nothing to give rise to any valid claims against Seller for a brokerage commission, finder's fee or any similar charge.

3.13. **Taxes.** Except as described in Schedule 3.13 attached hereto and made a part hereof, Purchaser has filed all required income tax returns. Purchaser owes no income taxes.

3.14. **Full Disclosure.** As of the Closing Date, Purchaser will have disclosed to the Shareholders all events, conditions and facts materially affecting the business and prospects of Purchaser. Purchaser has not withheld knowledge of any events, conditions or facts it has reasonable ground to know may materially affect the business and prospects of Purchaser. None of the representations and warranties made by the Purchaser in this Agreement or set forth in any other instrument furnished to the Shareholders contain any untrue statement of a material fact, fail to state material facts or fail to state facts necessary to make the statements of fact made not misleading.

4. Conduct of Business of Acquired Company Pending Closing Date.

4.01. **Conduct of Business in Its Usual and Ordinary Course.** Acquired Company shall carry on its business in substantially the same manner as previous to the date of execution of this Agreement, and to:

(a) Continue in full force the amount and scope of insurance coverage carried prior to that date;

(b) Maintain its business organization and keep it intact, to retain its present employees and to maintain its goodwill with suppliers, customers and others having business relationships with it;

(c) Exercise due diligence in safeguarding and maintaining confidential reports and data used in its business; and

(d) Maintain its assets and properties in good condition and repair, and not sell or otherwise dispose of any of its assets or properties, except sales of inventory in the usual and ordinary course of business.

4.02. **Satisfy Conditions Precedent.** Acquired Company shall satisfy all conditions precedent contained in this Agreement.

4.03. **Access to Information and Documents.**

(a) Seller shall, and shall cause Acquired Company to, afford the officers and representatives of Purchaser, from the date of this Agreement until consummation hereof, full access during normal business hours to all properties, books, accounts, contracts, commitments and any other records of any kind of Acquired Company. Sufficient access shall be allowed to provide Purchaser with full opportunity to make any investigation it desires to make of Acquired Company and to keep itself fully informed of its affairs.

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(b) In addition, Seller shall, and shall cause Acquired Company to, permit Purchaser to make extracts or copies of all such books, accounts, contracts, commitments and records, and to furnish to Purchaser, on demand, any further financial and operating data of Acquired Company as Purchaser reasonably requests.

(c) Purchaser will use any information obtained under this paragraph only for its own purposes in connection with the consummation of the transaction contemplated by this Agreement, and will not divulge the information to any other person. In the event the transaction contemplated by this Agreement is not consummated within ninety (90) days of the date of mutual execution, all documents or information gathered by Purchaser hereunder will be returned to Acquired Company forthwith, unless such period shall be extended by mutual consent.

4.04. Negative Covenants. Except with the prior written consent of Purchaser, Seller shall cause Acquired Company not to:

(a) Incur any liabilities, other than current liabilities incurred in the usual and ordinary course of business;

(b) Incur any mortgage, lien, pledge, hypothecation, charge, encumbrance or restriction of any kind;

(c) Become a party to any contract, or renew, extend or modify any existing contract, except in the usual and ordinary course of business;

(d) Make any capital expenditures, except for ordinary repairs, maintenance and replacement;

(e) Declare or pay any dividend, or make any other distribution, to shareholders;

(f) Purchase, retire or redeem any shares of its capital stock;

(g) Issue or sell any warrants, rights or options to acquire any shares of its capital stock;

(h) Amend its Articles of Incorporation or Bylaws;

(i) Pay or agree to pay any bonus, increase in compensation, pension or severance pay to any director, shareholder, officer, consultant, agent or employee;

(j) Discharge or satisfy any lien or encumbrance, nor pay any obligation or liability, except current liabilities shown on the Financial Statement dated March 31, 2024, or incurred in the usual and ordinary course of business since that date;

(k) Merge or consolidate with any other entity;

(l) Enter into any transactions or take any acts that would constitute a breach of the representations and warranties contained in this Agreement; and

(m) Institute, settle, or agree to settle, any action or proceeding before any court or governmental body.

4.05. Consultation. Acquired Company will consult with Purchaser at all times until the Closing Date with respect to the operation and conduct of Acquired Company's business.

5. Conduct of Business of Purchaser Pending Closing Date.

5.01. Conduct of Business in Its Ordinary Course. Purchaser will carry on its business in substantially the same manner as before the date of execution of this Agreement.

5.02. Satisfy Conditions Precedent. Purchaser will use its best efforts to satisfy all conditions precedent contained in this Agreement.

5.03. Access to Information and Documents.

(a) Purchaser will provide Seller, from the date of this Agreement until the consummation hereof, full access during normal business hours to all properties, books, accounts, contracts, commitments and records of Purchaser. Sufficient access shall be allowed to provide Seller with full opportunity to make any investigation they desire to make of Purchaser and to keep themselves fully informed of the affairs of Purchaser.

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(b) Purchaser will permit Seller to make extracts or copies of all books, accounts, contracts, commitments and records. Additionally, Purchaser will furnish to Seller, within three (3) days after demand, any further financial and operating data and other information concerning its business and assets that Seller reasonably requests.

(c) Seller will use any information obtained under this paragraph only for Seller's own purposes in connection with the consummation of the transaction contemplated by this Agreement, and will not divulge the information to any other person. In the event the transaction contemplated hereby is not consummated within ninety (90) days of the date of mutual execution, all documents or information gathered by Seller hereunder will be returned to Purchaser forthwith, unless such period shall be extended by mutual consent.

6. **Conditions Precedent to Obligations of Seller.**

6.01. **Conditions Precedent to Closing.** The obligations of Seller to consummate this Agreement shall be subject to the conditions precedent specified in this Article 6.

6.02. **Truth of Representations and Warranties and Compliance With Covenants.** The representations and warranties of Purchaser contained in this Agreement shall be true as of the Closing Date with the same effect as though made on the Closing Date. Purchaser shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date. Purchaser shall deliver to Seller a certificate, in the form of Exhibit 6.02 attached hereto and made a part hereof, dated as of the Closing Date and signed by the Chief Executive Officer of Purchaser, certifying the truth of the representations and warranties.

6.03. **No Restrictions.** No action or proceeding by any governmental body or agency shall have been threatened, asserted or instituted to prohibit the consummation of the transactions contemplated herein.

7. **Conditions Precedent to Obligations of Purchaser.**

7.01. **Conditions Precedent to Closing.** The obligations of Purchaser to consummate this Agreement shall be subject to the conditions precedent specified in this Article 7.

7.02. **Truth of Representations and Warranties and Compliance With Covenants.** The representations and warranties of Seller contained in this Agreement shall be true as of the Closing Date, with the same effect as though made on the Closing Date. Seller shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Closing Date. Each of Masson and Hancock shall deliver to Purchaser a certificate, in the form of Exhibit 7.02 attached hereto and made a part hereof, dated the Closing Date and signed by each of Masson and Hancock, certifying the truth of the representations and warranties.

7.03. **Retention of Management.** The present management personnel of Acquired Company shall remain in office subsequent to the Closing and until their earlier resignation or removal.

7.04. **No Restrictions.** No action or proceeding by any governmental body or agency shall be threatened, asserted or instituted that prohibits the consummation of the transactions contemplated herein.

7.05. **No Contracts Terminated.** Acquired Company shall not have terminated any contracts prior to the Closing Date that, in the aggregate, would materially and adversely affect its business.

7.06. **No Damage to Assets.** At the Closing Date, the machinery, equipment, inventory or other tangible property of Acquired Company shall not be damaged by fire, flood, accident, labor strife, act of war or any other cause beyond the reasonable power and control of Acquired Company or Seller to an extent that substantially affects the value of the property and assets. Loss or damage shall be considered to affect substantially the value of the properties and assets within the meaning of this paragraph, if the book value of the properties and assets lost or damaged exceeds ten percent (10%) of the total book value of all assets of Acquired Company.

8. **Survival of Warranties and Indemnification.**

8.01. **Nature and Survival of Representations and Warranties.** All statements of fact contained in this Agreement, or in any memorandum, certificate, letter, document or other instrument delivered by or on behalf of Acquired Company, Purchaser or Seller pursuant to this Agreement shall be deemed representations and warranties made by any such party, respectively, to each other party under this Agreement. The covenants, representations and warranties of Purchaser and Seller shall survive the Closing Date, and all inspections, examinations, or audits on behalf of the parties and Seller for a period of one year following the Closing Date, except that the same shall survive for a period of three years with respect to issues relating to fraud and federal income taxes.

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8.02. Indemnification by Seller. Seller agrees to indemnify and hold Purchaser, its officers, agents and attorneys harmless after the date of this Agreement in respect to any damages as defined in this paragraph 8.02. Damages, as used in this paragraph, shall include any claim, action, demand, loss, cost, expense, liability, penalty and other damage, including, but not limited to, attorney's fees and other costs and expenses incurred attempting to avoid damages or in enforcing this indemnity, resulting to Purchaser from:

(a) Any materially inaccurate representation made by Seller in, or pursuant to, this Agreement;

(b) Material breach of any of the warranties by Seller in, or pursuant to, this Agreement; or

(c) Material breach or default of any of the obligations to be performed by Seller under this Agreement.

Seller shall be required to reimburse Purchaser for any payment made or loss suffered by Purchaser, at any time after the Closing Date, based on the judgment of any arbitrator or any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions with respect to any damages described in this paragraph.

8.03. Indemnification by Purchaser. Purchaser agrees to indemnify and hold Seller harmless after the date of this Agreement in respect to any damages as defined in this paragraph 8.03. Damages, as used in this paragraph, shall include any claim, action, demand, loss, cost, expense, liability, penalty and other damage, including, but not limited to, attorney's fees and other costs and expenses incurred attempting to avoid damages or in enforcing this indemnity, resulting to Seller from:

(a) Any materially inaccurate representation made by, or on behalf of, Purchaser in, or pursuant to, this Agreement;

(b) Material breach of any warranty by Purchaser in, or pursuant to, this Agreement; or

(c) Material breach or default of any of the obligations to be performed by Purchaser under this Agreement.

Purchaser shall be required to reimburse Seller for any payment made or loss suffered by Seller, at any time after the Closing Date, based on the judgment of any arbitrator or any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions with respect to any damages described in this paragraph.

8.04. Expenses. Seller, including Acquired Company, shall pay all of their own expenses incurred by them arising out of this Agreement and the transactions contemplated in this Agreement, including, but not limited to, all fees and expenses of their counsel and accountants. Whether or not this Agreement is terminated, each of the parties shall bear all of their respective expenses incurred by them in connection with this Agreement and in the consummation of the transactions contemplated by, and in preparation of, this Agreement.

9. Compliance with Securities Laws.

9.01. Unregistered Stock Under Federal Securities Act. Seller acknowledges that the shares of the Purchaser Preferred Stock to be delivered to Seller pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), and that, therefore, the shares of Purchaser Preferred Stock are not transferable, except as permitted under various exemptions contained in the 1933 Act and the Rules of the Securities and Exchange Commission under the 1933 Act. The provisions contained in this paragraph 9.01 are intended to ensure compliance with the 1933 Act.

9.02 No Distribution of Stock to Public. Seller represents and warrants to Purchaser that Seller is acquiring the shares of the Purchaser Preferred Stock under this Agreement for Seller's account for investment, and not for the purpose of resale or any other distribution of the shares. Seller also represents and warrants that Seller has no present intention of disposing of all or any part of such shares at any particular time, for any particular price or on the happening of any particular circumstances. Seller acknowledges that Purchaser is relying on the truth and accuracy of the warranties and representations set forth in this paragraph in issuing the shares, without first registering the shares under the 1933 Act.

9.03 No Transfers in Violation of the 1933 Act. Seller covenants and represents that none of the shares of Purchaser Preferred Stock that will be issued to Seller pursuant o this Agreement will be offered, sold, assigned, pledged, transferred or otherwise disposed of, except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the Securities and Exchange Commission under the 1933 Act. Therefore, Seller agrees not to sell or otherwise dispose of any of the shares of the Purchaser Preferred Stock received pursuant to this Agreement, unless Seller:

(a) Has delivered to Purchaser a written legal opinion in form and substance satisfactory to counsel for Purchaser, to the effect that the disposition is permissible under the terms of the 1933 Act and regulations under the 1933 Act;

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(b) Has complied with the registration and prospectus requirements of the 1933 Act relating to such a disposition; or

(c) Has presented Purchaser satisfactory evidence that such a disposition is exempt from registration under the 1933 Act.

Purchaser shall place a stop transfer order against transfer of shares, until one of the conditions set forth in this paragraph has been met.

9.04 Investment Legend on Certificates. Seller agrees that the certificates or other indicia of ownership evidencing the shares of Purchaser Preferred Stock to be delivered to Seller hereunder will have the following, or substantially similar, legend affixed thereto:

> "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN TAKEN FOR INVESTMENT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, IS IN EFFECT AS TO THE SECURITIES, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS IN FACT APPLICABLE TO SUCH OFFER OR SALE."

9.05 Indemnification by Seller. If, at any time in the future, Seller sells or otherwise disposes of any of the shares of Purchaser Preferred Stock in violation of the provisions of the 1933 Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder, or any similar federal or state law, rule or regulation that may then be in effect, Seller agrees to indemnify and hold harmless Purchaser against any claims, liabilities, penalties, costs and expenses that may be asserted against or suffered by Purchaser as a result of such disposition.

10. Termination.

10.01. Default. Purchaser or Seller, acting as a group, may, by written notice, on or at any time prior to the Closing Date, terminate this Agreement by notice to the other party in the event:

(a) One party has determined that any material representation of the other party is untrue;

(b) The other party has defaulted under the Agreement by failing to perform any of its covenants and agreements contained in this Agreement; and

(c) Each default has not been fully cured within three (3) days after receipt of the notice specifying particularly the nature of the default.

10.02. Delay. If consummation of the transaction specified in this Agreement has not occurred by 11:59 p.m., Eastern Time, on July 31, 2024, any party that is not in default in the timely performance of any of its covenants and conditions may terminate this Agreement subsequent to that time by giving written notice of termination to the other party. The written notice of termination shall be effective upon the delivery of the notice in person to an officer of the party or, if served by mail or overnight courier, upon the receipt of the notice by such party.

10.03. Damage or Loss – Acquired Company. Purchaser may, at its option, terminate this Agreement prior to the Closing Date, if Acquired Company has suffered any damage, destruction or loss (whether or not covered by insurance) that materially and adversely affects the property, business or financial condition of Acquired Company. Damage, destruction or loss shall be considered materially and adversely to affect the properties, business or financial condition of Acquired Company if the book or market value (whichever is lower) of the assets damaged, destroyed or lost exceeds ten percent (10%) in book or market value (whichever is lower) of all assets of Acquired Company.

10.04. Damage or Loss – Purchaser. Seller, at its option, terminate this Agreement prior to the Closing Date, if Purchaser has suffered any damage, destruction or loss (whether or not covered by insurance) that materially and adversely affects the property, business or financial condition of Purchaser. Damage, destruction or loss shall be considered materially and adversely to affect the properties, business or financial condition of Purchaser if the book or market value (whichever is lower) of the assets damaged, destroyed or lost exceeds ten percent (10%) in book or market value (whichever is lower) of all assets of Purchaser.

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11. **Miscellaneous.**

11.01. Public Announcements. Purchaser shall have the exclusive right to issue one ore more press releases or otherwise make any public statements with respect to the existence of this Agreement or the transactions contemplated herein; provided, however, that Seller shall have the right to pre-approve any such press release or public statements, which approval shall not be unreasonably withheld.

11.02. Amendments. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by all parties.

11.03. Waiver. Either Purchaser or Seller, acting as a group, may, in writing:

(a) **Extension of Time.** Extend the time, to a date certain, for the performance of any of the obligations of any other party to this Agreement.

(b) **Waiving Inaccuracies.** Waive any inaccuracies and misrepresentations contained in this Agreement or any document delivered pursuant hereto made by any other party to this Agreement.

(c) **Waiving Compliance With Covenants.** Waive compliance with any of the covenants or performance of any obligations contained in this Agreement by any other party to this Agreement.

(d) **Waiving Satisfaction of Condition Precedent or Condition Subsequent.** Waive the fulfillment of any condition precedent or condition subsequent to the performance by any other party to the Agreement.

11.04. Dispute Resolution.

(a) **Negotiation.** If a dispute arises out of or relates to this Agreement or the breach thereof, within twenty (20) days of receipt of written notice of a dispute, the Parties shall attempt in good faith to resolve such dispute by negotiation.

(b) **Mediation.** If the dispute cannot be settled through such negotiations, the Parties agree to try in good faith to settle the dispute by mediation within 20 days immediately following the 20-day period set forth in paragraph 11.04(a), in Miami, Florida, under the Commercial Mediation Rules of the American Arbitration Association ("AAA").

(c) **Arbitration.** If the dispute cannot be settled by mediation as set forth in paragraph 11.04(b), the Parties agree to submit the dispute to binding arbitration in Miami, Florida, under applicable Nevada and Federal law. Such demand shall set forth the names of the other Party or Parties. The arbitration provided for in this paragraph 11.04(c) shall be conducted under the auspices of the AAA, utilizing the AAA's applicable rules for arbitration of commercial disputes, and shall be decided by one arbitrator. Except as otherwise provided herein, the Arbitrators shall have the authority to award any remedy or relief a state or Federal court of the State of Nevada could order or grant, including, without limitation, specific performance, the awarding of compensatory damages, the issuance of an injunction and other equitable relief, but specifically excluding punitive damages. The Arbitrators' decision shall be issued with findings of fact and conclusions of law and shall be non-appealable. If the remedy sought is a monetary award, each Party shall simultaneously, on the twentieth business day following the commencement of the arbitration, submit to the Arbitrators the amount that Party believes should be awarded, and with respect to compensatory damages, the Arbitrators shall make an award in whichever of the two amounts they deem most reasonable.

11.05. Assignment.

(a) Neither this Agreement nor any right created hereby shall be assignable by either Seller or Purchaser, without the prior written consent of the other, except by the laws of succession.

(b) Except as otherwise limited elsewhere herein, this Agreement shall be binding on, and inure to the benefit of, the respective successors and assigns of the parties.

(c) Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties and their successors, any rights or remedies under this Agreement.

11.06. Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, charges prepaid, provided that the communication is addressed:

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(a) If to Purchaser: 4421 Gabriella Lane, Winter Park, Florida 32792.

(b) If to Masson: Kevin Masson, 1520 Twin Oaks Circle, Oviedo, Florida 32765.

(c) If to Hancock: Michael Hancock, 4313 Wyndcliff Circle, Orlando, Florida 32817.

11.07. **Paragraph Headings.** Paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.08. **Entire Agreement.** This instrument and the exhibits to this instrument contain the entire agreement between the parties with respect to the transaction contemplated by this Agreement. It may be executed in any number of counterparts, but the aggregate of the counterparts together constitute only one and the same instrument.

11.09. **Effect of Partial Invalidity.** In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be constructed as if it never contained any such invalid, illegal or unenforceable provisions.

11.10. **Counterparts.** This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.11. **Controlling Law.** The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of Nevada.

11.12. **Specific Performance.** The parties declare that it is impossible to measure in money the damages that will accrue to a party or its successors as a result of the other parties' failure to perform any of the obligations under this Agreement. Therefore, if a party or its successor institutes any action or proceeding to enforce the provisions of this Agreement, any party opposing such action or proceeding agrees that specific performance may be sought and obtained for any breach of this Agreement.

Executed by Purchaser and Seller as of the date first above written.

PURCHASER:

ADIA NUTRITION, INC.

By: ______________________
Larry Powalisz
Chief Executive Officer

MASSON:

____
Kevin Masson

____
Michael Hancock

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